Exhibit 99.1

Solta Medical Reports Fourth Quarter and Full Year 2010 Results

Full Year 2010 Revenue Up 12% from Prior Year

Company Generates Record $10.2 Million in Cash Flow from Operations for 2010

Preliminary Outlook for 2011 Provided

HAYWARD, Calif., February 22, 2011 — Solta Medical, Inc. (NASDAQ: SLTM), a global leader in the medical aesthetics market, today announced results for the fourth quarter and full year ended December 31, 2010. Revenue for the fourth quarter was $30.1 million, an increase of $1.7 million, or 6%, as compared to the fourth quarter of 2009. The improved results for the quarter were driven primarily by a 19% year-over-year increase in sales of treatment tips and consumables.

GAAP net loss for the quarter was $0.2 million as compared to GAAP net loss of $0.3 million reported for the fourth quarter of 2009. Non-GAAP net income was $1.7 million, or $0.03 per diluted share, for both the current quarter and for same period last year. Cash flow generated from operations for the quarter was $3.4 million.

Revenue for the twelve months ended December 31, 2010 grew 12% to $110.9 million, as compared to revenue of $98.8 million for the full year 2009.

The GAAP net loss for the year was $2.0 million, or a loss of $0.03 per share, as compared to a net loss of $11.2 million, or a loss of $0.23 per share reported for the full year 2009. Non-GAAP net income for the full year was $6.8 million, or $0.11 per diluted share as compared to a non-GAAP net loss of $0.8 million, or a loss of $0.02 per share reported for the full year 2009. Cash flow generated from operations for the full year was $10.2 million.

Solta Medical’s GAAP results for the fourth quarter and full year 2010 include non-cash amortization and other acquisition related charges of $1.3 million and $6.3 million, respectively, and non-cash stock based compensation charges of $0.6 million and $2.5 million, respectively. The Company provides additional non-GAAP financial measures that exclude these charges and expenses. A reconciliation of GAAP to non-GAAP results is provided in the tables included in this release.

“Solta accomplished key operational milestones in 2010 under challenging economic conditions. We grew top-line revenue by 12%, expanded our gross margin by more than three percentage points to 63%, produced positive non-GAAP EBITDA every quarter, and generated record cash flow from operations of $10.2 million,” said Stephen J.

Fanning, Chairman, President & CEO. “Earlier this month, we received positive response to the introduction of our two new products at the American Academy of Dermatology meeting, Clear+Brillant and the Fraxel 1927. In 2011, we will continue to pursue strategic initiatives that address the needs of physicians, clinicians, and consumers with technologies that provide superior aesthetic and therapeutic benefits delivered in a simple, elegant, and cost effective manner.”

Financial Outlook for 2011

The company provided a preliminary financial outlook for 2011 as follows:

•

Revenue for the full year 2011 in the range of $118 million to $123 million, representing an increase 6% to 11% from 2010 revenue. The company expects year-over-year revenue growth of high single digits for the first six months of 2011 to be followed by year-over-year revenue growth in the range of 10% to 15% for the last half of 2011. The higher rate of revenue growth in the second half of the year is projected to be driven by the introduction and expanded distribution of products.

•

Non-GAAP gross margin in the range of 66% to 68% for the full year 2011. Non-GAAP gross margin excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments. For 2010, the company’s non-GAAP gross margin was 66%.

•

Positive non-GAAP EBITDA for every quarter and for the full-year 2011. Non-GAAP EBITDA excludes non-cash amortization charges, non-cash stock based compensation charges, and acquisition related adjustments. For 2010 non-GAAP EBITDA totaled $9.9 million which included a one-time legal settlement gain of $2.2 million.

Non-GAAP Presentation

To supplement the condensed consolidated financial information presented on a GAAP basis, management has provided non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP EBITDA, non-GAAP net income (loss) and non-GAAP earnings (loss) per share measures that exclude the impact of acquisition related adjustments, severance costs, acquisition related costs, and stock-based compensation expenses. The Company believes that these non-GAAP financial measures provide investors with insight into what is used by management to conduct a more meaningful and consistent comparison of the Company’s ongoing operating results and trends, compared with historical results. This presentation is also consistent with the measures management uses to measure the performance of ongoing operating results against prior periods and against our internally developed targets. There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliation of non-GAAP financial measures attached to this release.

Conference Call Information

The Company will also host a conference call and webcast today, Tuesday, February 22, 2010, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific) to discuss the financial results and current corporate developments. The dial-in number for the conference call is 866-225-8754 for domestic participants and 480-629-9692 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain accessible for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers. Callers will need to use the Passcode 4405060#. To access the live webcast of the call, go to Solta Medical’s website at www.solta.com and click on Investor Relations. An archived webcast will also be available at www.solta.com.

About Solta Medical, Inc.

Solta Medical, Inc. is a global leader in the medical aesthetics market providing innovative, safe, and effective solutions for patients that enhance and expand the practice of medical aesthetics for physicians. The company offers products to address a range of skin issues under the industry’s four premier brands: Thermage®, Fraxel®, Isolaz®, and CLARO®. Thermage is an innovative, non-invasive radiofrequency procedure for tightening and contouring skin. As the leader in fractional laser technology, Fraxel delivers minimally invasive clinical solutions to resurface aging and sun damaged skin. Isolaz is the only laser or light based system indicated for the treatment of inflammatory acne, comedonal acne, pustular acne, and mild-to-moderate inflammatory acne. CLARO is a personal care acne system that is the only FDA cleared over-the-counter IPL device that uses a powerful combination of both heat and light to clear skin quickly and naturally. Since 2002, over one million Thermage, Fraxel and Isolaz procedures have been performed in over 100 countries. For more information about Solta Medical, call 1-877-782-2286 or log on to www.Solta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding our financial goals for 2011. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Solta Medical’s actual results to differ materially from the statements contained herein. Factors that might cause such a difference include the risk that physician adoption of our systems does not grow, the risk that customers do not continue to purchase treatment tips, the possibility that the market for the sale of new products does not develop as expected, and the risks relating to Solta Medical’s ability to achieve its stated financial goals as a result of, among other things, economic conditions and consumer and physician confidence causing changes in consumer and physician spending habits that affect demand for our products and treatments. Further information on potential risk factors that could affect Solta Medical’s business and its financial results are detailed in its Form 10-Q for the quarter ended September 30, 2010, and other reports as filed from time to time with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Solta Medical undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SOURCE Solta Medical, Inc.

CONTACT:

Jack Glenn	Doug Sherk/Jenifer Kirtland
Chief Financial Officer	EVC Group
510-786-6890	415-896-6820

Web Site: http://www.Solta.com

Solta Medical, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Net revenue	$30,066	$28,403	$110,932	$98,818
Cost of revenue	11,790	10,970	41,400	40,565

Gross margin	18,276	17,433	69,532	58,253

Operating expenses:
Sales and marketing	11,178	10,460	42,665	38,931
Research and development	3,794	4,142	16,324	16,246
General and administrative	3,625	3,096	14,627	14,659
Legal settlement gain	—	—	(2,213)	—

Total operating expenses	18,597	17,698	71,403	69,836

Loss from operations	(321)	(265)	(1,871)	(11,583)
Interest and other income	105	30	371	462
Interest and other expense	(55)	(107)	(298)	(394)
Gain on investments	—	—	—	224

Loss before income taxes	(271)	(342)	(1,798)	(11,291)
Provision (benefit) for income taxes	(81)	(86)	222	(99)

Net loss	($190)	($256)	($2,020)	($11,192)

Net loss per share — basic	($0.00)	($0.01)	($0.03)	($0.23)

Net loss per share — diluted	($0.00)	($0.01)	($0.03)	($0.23)

Weighted average shares outstanding used in calculating net loss per share:
Basic	59,635,638	47,970,149	58,908,611	47,848,258

Diluted	59,635,638	47,970,149	58,908,611	47,848,258

Solta Medical, Inc.

NON-GAAP RECONCILIATION OF GROSS MARGIN, OPERATING INCOME (LOSS), EBITDA, NET INCOME (LOSS) AND NET INCOME (LOSS) PER SHARE

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
GAAP Gross margin	$18,276	$17,433	$69,532	$58,253

GAAP gross margin as % of sales	61%	61%	63%	59%

Non-GAAP adjustments to gross margin:
GAAP Gross margin	$18,276	$17,433	$69,532	$58,253
Amortization and other non-cash acquisition related charges	883	838	3,825	5,757
Stock-based compensation	62	66	270	241

Non-GAAP gross margin	$19,221	$18,337	$73,627	$64,251

Non-GAAP gross margin as % of sales	64%	65%	66%	65%

GAAP loss from operations	($321)	($265)	($1,871)	($11,583)
Non-GAAP adjustments to net loss from operations:
Amortization and other non-cash acquisition related charges	1,215	1,173	5,157	7,077
Severance expenses	—	—	55	118
Acquisition-related expenses	109	—	1,087	—
Stock-based compensation	579	768	2,502	3,244

Non-GAAP income (loss) from operations	$1,582	$1,676	$6,930	($1,144)
Depreciation expenses	781	663	2,926	2,708

Non-GAAP EBITDA	$2,363	$2,339	$9,856	$1,564

GAAP net loss	($190)	($256)	($2,020)	($11,192)
Non-GAAP adjustments to net loss:
Amortization and other non-cash acquisition related charges	1,215	1,173	5,157	7,077
Severance expenses	—	—	55	118
Acquisition-related expenses	109	—	1,087	—
Stock-based compensation	579	768	2,502	3,244

Non-GAAP net income (loss)	$1,713	$1,685	$6,781	($753)

GAAP basic net loss per share	($0.00)	($0.01)	($0.03)	($0.23)
Non-GAAP adjustments to basic loss per share:
Amortization and other non-cash acquisition related charges	$0.02	$0.02	$0.09	$0.15
Severance expenses	$0.00	—	$0.00	$0.00
Acquisition-related expenses	$0.00	—	$0.02	—
Stock-based compensation	$0.01	$0.02	$0.04	$0.07

Non-GAAP basic net income (loss) per share	$0.03	$0.04	$0.12	($0.02)

Non-GAAP diluted net income (loss) per share	$0.03	$0.03	$0.11	($0.02)

GAAP weighted average shares outstanding used in calculating basic net loss per share	59,635,638	47,970,149	58,908,611	47,848,258

GAAP weighted average shares outstanding used in calculating diluted net loss per share	59,635,638	47,970,149	58,908,611	47,848,258
Adjustments for dilutive potential common stock	2,510,197	1,770,525	2,056,496	—

Weighted average shares outstanding used in calculating non-GAAP diluted net income (loss) per share	62,145,835	49,740,674	60,965,107	47,848,258

Solta Medical, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of dollars, except share and per share data)

(unaudited)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$36,898	$14,744
Accounts receivable	12,426	12,381
Inventories	10,549	14,117
Prepaid expenses and other current assets	5,906	4,748

Total current assets	65,779	45,990
Property and equipment, net	6,227	5,613
Purchased intangible assets, net	36,809	36,799
Goodwill	49,481	47,289
Other assets	249	458

Total assets	$158,545	$136,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$6,358	$6,065
Accrued liabilities	12,030	10,968
Current portion of deferred revenue	3,428	4,534
Short-term borrowings	9,528	9,432
Customer deposits	441	529

Total current liabilities	31,785	31,528
Deferred revenue, net of current portion	969	612
Term loan, net of current portion	98	1,626
Non-current tax liabilities	3,372	1,862
Other liabilities	177	284

Total liabilities	36,401	35,912

Stockholders’ equity:
Common stock, $0.001 par value:
100,000,000 shares authorized
59,728,410 and 48,077,028 shares issued and outstanding at December 31, 2010 and December 31, 2009	60	48
Additional paid-in capital	193,198	169,283
Accumulated deficit	(71,114)	(69,094)

Total stockholders’ equity	122,144	100,237

Total liabilities and stockholders’ equity	$158,545	$136,149